SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

Under
The Securities Act of 1933

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in charter)

Delaware	94-3155066
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(510) 744-2700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David W. Dunlap
Chief Financial Officer
SOCKET COMMUNICATIONS, INC.
37400 Central Court
Newark, CA 94560
(510) 744-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
Tracy Donsky, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	850,032 shares	$4.33	$3,680,638.56	$972.00

(1) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low selling prices of the Registrant's common stock on the Nasdaq National Market on November 30, 2000.

(2)Registration Fee has previously been paid by Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

Amount To Be Paid
SEC registration fee	$ 972
Nasdaq National Market listing fee	8,000
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous	1,500

Total	$ 35,472

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibits
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in Exhibit 5.1).
24.1	Power of Attorney (see page II-3).
*	Previously filed with the SEC on December 4, 2000.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (par 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) Include any additional or changed material information on the plan of distribution;  provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration of the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

  (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

  (4) For the purpose of determining any liability under the Securities Act of 1933, treat each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the 6th day of February, 2001.

SOCKET COMMUNICATIONS, INC.

By:/s/ David W. Dunlap
David W. Dunlap
Chief Financial Officer and
Vice President of Finance
and Administration

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below on the 6th day of February, 2001 by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title
_______________ Kevin Mills*	President, Chief Executive Officer (Principal Executive), and Director
_______________ Charlie Bass*	Chairman of the Board
/s/ David W. Dunlap David W. Dunlap	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
_______________ Micheal Gifford*	Executive Vice President and Director
_______________ Jack Carsten*	Director
_______________ Enzo Torresi*	Director
_______________ Gianluca Rattazzi*	Director
_______________ Leon Malmed*	Director
_______________ Burnett Donoho*	Director
*By: /s/ David W. Dunlap David W. Dunlap Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-3).
*	Previously filed with the SEC on December 4, 2000.

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to this Registration Statement (Form S-3) and related Prospectus of Socket Communications, Inc. for the registration of 850,032 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2000 (except for Note 14, as to which the date is March 20, 2000), with respect to the financial statements and schedule of Socket Communications, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

San Jose, California
Feburary 6, 2001